SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is entered into by and between LivePerson, Inc. (the “Company”) and Timothy E. Bixby (the “Executive”), and effective as of November 2, 2010 (the “Effective Date”).

WHEREAS, the parties mutually desire to terminate their employment relationship following a Transition Period (as defined below);

WHEREAS, pursuant to the terms and conditions set forth herein, the parties desire to set forth their mutual obligations during the Transition Period and thereafter; and

WHEREAS, the parties wish to set forth the terms of the Executive's severance arrangement and general release of claims;

NOW, THEREFORE, in consideration of the mutual promises and conditions set forth herein, and for other good and sufficient consideration, the sufficiency of which is hereby acknowledged, the Company and the Executive agree as follows:

1.          The period from the Effective Date of this Agreement until this Agreement is terminated pursuant to Paragraph 4 below will be referred to as the “Transition Period”.  During the Transition Period, the Executive will continue in his current roles as Director, President and Chief Financial Officer of the Company, and agrees to carry out all duties and responsibilities commensurate with that position in good faith and to the best of his ability, including, but not limited to, assisting with an efficient transition of some or all of those duties and responsibilities to Executive’s successor as requested by the Company.  Executive and the Company will mutually agree upon the content of all announcements regarding the termination of their employment relationship, such approval not to be unreasonably withheld or delayed.  Absent a written agreement to the contrary, the Executive’s employment relationship with the Company will terminate pursuant to the terms of this Agreement upon the conclusion of the Transition Period pursuant to Paragraph 4 hereof.  The date on which this Agreement terminates pursuant to Paragraph 4 hereof is referred to in this Agreement as the “Separation Date”.  Following the Separation Date, Executive shall execute a General Release in the form attached hereto as Schedule A that becomes effective and irrevocable no later than thirty (30) days following the Separation Date (such deadline, the “Release Deadline”).

2.          During the Transition Period, and subject to Paragraph 7 below, the Company agrees to continue Executive’s base salary and benefits that are in effect on the date of the execution of this Agreement.

3.          Subject to Paragraph 7 below, and in exchange for Executive’s execution of and compliance with this Agreement (including without limitation execution and non-revocation of the General Release by the Release Deadline, as described in Paragraph 1), the Company agrees to provide the following payments and benefits:

(a)
immediately following the six (6) month anniversary of the Separation Date, the Company will pay Executive a single lump sum cash payment representing twelve (12) months of Executive's base salary at the rate in effect immediately prior to his Separation Date (the “Base Salary”);

(b)
a guaranteed bonus for the 2010 fiscal year, which shall be calculated by multiplying the Executive’s bonus target amount of Two Hundred Thousand Dollars ($200,000.00) by the percentage multiplier applicable to the Company’s overall bonus pool based on Company performance pursuant to the Company’s 2010 bonus plan, and paid on or before March 15, 2011 and provided that, if March 15, 2011 occurs on or before the Separation Date, Executive shall nonetheless be entitled to the payment set forth in this Paragraph 3(b).

(c)
provided that Executive (and Executive's spouse and dependents, if applicable) are eligible for and timely elect to continue health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following the Separation Date, the Company will pay the monthly premium that Executive pays for such COBRA coverage from the first date on which Executive loses health care coverage as an employee of the Company or, if later, the date that Executive signs this Agreement (with any payments commencing after such date being made retroactively to such date), until the earlier of: (i) the date that the Company has paid for twelve (12)-months of such COBRA coverage, (ii) the date when Executive receives insurance coverage through another employer or self-employment, or (iii) the date that Executive (or Executive's spouse or dependents) are no longer eligible for COBRA coverage; and

(d)
all vested stock options held by Executive as of the Separation Date will be modified to remain exercisable for a period of three (3) years immediately following the Separation Date, but in no event shall any option be extended to remain exercisable beyond the original end of the term of such option.

4.          This Agreement and the Executive’s employment will terminate upon the earliest to occur of the following: (a) close of business on April 2, 2011; (b) an earlier  Separation Date occurring on or after January 31, 2011, of which Company notifies Executive not less than thirty (30) days in advance (other than a termination for Cause (as defined in Paragraph 5) pursuant to subsection 4(d) below); (c) the Executive’s provision of written notice to the Company of his resignation with Good Reason (as defined in Paragraph 6) and the Company's failure to cure such Good Reason within 10 days of such notice; (d) the Company’s provision of written notice of Executive’s termination with Cause as defined in Paragraph 5 below; (e) the Executive’s provision of written notice to the Company of his resignation without Good Reason or (f) the Executive's death or long term disability (which for purposes of this Agreement shall mean the Executive's loss of legal capacity or his inability to perform his duties under this Agreement by reason of physical or mental incapacity for a period of 120 continuous days, as attested to by a qualified medical professional selected by the Company). For purposes of clarification, any termination of Executive’s employment pursuant to this Paragraph 4 shall qualify as a “separation from service” within the meaning of Section 409 (as defined below). Upon the Separation Date or an earlier date if requested by Company, Executive will tender formal resignation of his roles as Director, President and Chief Financial Officer, following which  Executive will continue employment until the Separation Date (if the resignation date and the Separation Date are not the same date) in a capacity to be defined by the Company. If such continued service constitutes a “separation from service” within the meaning of Section 409A, then the date of Executive’s formal resignation will serve as the “Separation Date” for purposes of calculating the six (6) month anniversary date set forth in Paragraph 3(a) hereof (if applicable.

5.          As used in this Agreement “Cause” shall mean: (a) the Executive’s material and willful failure or refusal to perform his duties and responsibilities set forth in Paragraph 1 above which is not cured, if capable of cure, within ten (10) days of notice of such failure or refusal; (b) the intentional misappropriation of the funds or property of the Company; (c) the use of illegal drugs; (d) the conviction in a court of law, or entering into a plea of guilty or no contest to any felony or any crime involving moral turpitude, fraud, or theft; or (e)  the willful commission by the Executive of any act of gross misconduct that materially injures or could reasonably expect to materially injure the reputation, business, or business relationships of the Company.

6.          As used in this Agreement “Good Reason” shall mean the Company's failure to meet its obligations to pay Executive’s base salary and continue Executive’s benefits during the Transition Period as set forth in Paragraph 2 of this Agreement.

7.          The following shall govern all compensation, benefits, severance and other consideration payable to Executive hereunder:

a.
If this Agreement terminates on April 2, 2011 or an earlier date pursuant to Paragraphs 4(a) or (b) above; or due to Executive’s termination for Good Reason pursuant to Paragraph 4(c) above, the Executive shall be entitled to the full benefits and compensation set forth in Paragraph 3 of this Agreement upon execution and non-revocation of the General Release described in Paragraph 1, and to those benefits and compensation described in Paragraph 2 that are actually earned and payable to him through the date of termination.

b.
If this Agreement is terminated for Cause pursuant to Paragraph 4(d) above, or due to Executive’s resignation without Good Reason pursuant to Paragraph 4(e) above, Executive will be entitled to receive only those benefits and compensation described in Paragraph 2 that are actually earned and payable to him through the date of termination.

c.
If the Agreement is terminated due to Executive’s death or long term disability pursuant to Paragraph 4(f) above, the Executive shall be entitled to receive the full benefits and compensation set forth in Paragraph 3 of this Agreement upon execution and non-revocation by Executive or his successor of the General Release described in Paragraph 1, and to those benefits and compensation described in Paragraph 2 that are actually earned and payable to him through the date of termination.

8.          In exchange for the payments and benefits provided for in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Executive hereby forever unconditionally and irrevocably releases and discharges the Company, and each and all of its direct and indirect affiliates, parents, subsidiaries (wholly-owned or not), members, branches, divisions, business units or groups, agencies, predecessors, successors and assigns, any employee benefit plans established or maintained by any of the foregoing entities and each and all of their current and former officers, directors, employees, trustees, plan administrators, agents, attorneys, representatives, partners, advisors and shareholders (collectively and individually, the “Released Parties”), from any and all claims, demands, causes of action, complaints, agreements, promises (express or implied), contracts, undertakings, covenants, guarantees, grievances, liabilities, damages, rights, obligations, expenses, debts and demands whatsoever, in law or equity, known or unknown, whether present or future, whether known or unknown, and of whatsoever kind or nature that the Executive, his heirs, executors, administrators, representatives and assigns ever had, now have or hereafter can, shall or may have, for, upon, or by reason of any alleged or actual matter, omission, act, cause or thing from the beginning of time until the date he signs this Agreement, including, but not limited to, those arising out of his employment or the termination thereof.

The Executive understands and acknowledges that by signing this Agreement he is waiving and releasing any and all claims he may have concerning the terms and conditions of his employment and the termination of his employment including those prohibiting discrimination on the basis of age, sex, race, color, disability, religion, creed, national origin, ancestry, sexual orientation, gender expression, gender identity, handicap, marital status, citizenship or any other protected factor or characteristic, prohibiting discrimination for requesting or taking a family or medical leave, prohibiting discrimination with regard to benefits or any other terms and conditions of employment, or prohibiting retaliation in connection with any complaint or claim of alleged discrimination or harassment and that he intends to do so.  As such, this release includes, but is not limited to, any claims arising under Title VII of the 1964 Civil Rights Act, 42 U. S. C. § 2000e et seq.; the Age Discrimination in Employment Act, 29 U. S. C. § 621, et seq.; the Older Workers’ Benefit Protection Act, 29 U.S.C. §626(f), et seq.; the Americans with Disabilities Act, 42 U. S. C. § 12101 et seq.; the Employee Retirement and Income Security Act, 29 U. S. C. § 1001 et seq.; the Fair Labor Standards Act, as amended, 29 U.S.C. § 201 et seq.; the Family Medical Leave Act, 29 U.S.C. §§ 2601 et seq.; the New York State Human Rights Law, N.Y. Exec. Law § 290 et seq.; New York Equal Rights Law, N.Y. Civ. Rights Law § 40-c et seq.; New York Whistleblower Protection Law, N.Y. Lab. Law § 740 et seq.; New York Family Leave Law, N.Y. Lab. Law § 201-c; New York Equal Pay Law, N.Y. Lab. Law § 194; N.Y. Lab. Law § 215; the New York City Human Rights Law, Administrative Code of the City of New York, Section 8-101 et seq.; and any other federal or state constitutions, federal, state or local statutes, or any contract, quasi contract, common law or tort claims, whether known or unknown, suspected or unsuspected, concealed or hidden, or developed or undeveloped, up through the date of his execution of this Agreement.  The Executive further agrees that he will not institute or authorize any other party, governmental or otherwise, to institute any administrative or legal proceeding seeking compensation or damages on his behalf against the Released Parties relating to or arising out of any aspect of his employment or termination.

9.            The Executive represents that as of the Effective Date he was not denied a request for leave, or retaliated against for taking leave under the Family and Medical Leave Act, 29 U.S.C. §§2601 et seq., at any time during his employment with the Company.

10.          The Executive acknowledges and agrees that throughout the Transition Period and after his employment he will continue to be obliged as follows:

a.      The Executive agrees, with reasonable notice, to furnish information as may be in his possession and cooperate with the Company as may be reasonably requested in connection with any claims or legal action in which the Company is or may become a party.  For any such request made after the Executive’s termination, the Company shall compensate the Executive at one hundred dollars ($100) per hour for such services.

b.      The Executive recognizes and acknowledges that all information pertaining to the software, business, clients, customers or other relationships of the Company is confidential and is a unique and valuable asset of the Company.  The Executive will not give to any person, firm, governmental agency or other entity any information concerning the affairs, business, clients, or customers of the Company except as required by law.  The Executive will not make use of this type of information for his own purposes or for the benefit of any person or organization other than the Company.  The Executive will use his best efforts to prevent the disclosure of this information by others. All records, memoranda, software or intellectual property whether made by the Executive or otherwise coming into his possession are confidential and will remain the property of the Company.

c.       During the Transition Period and for a twelve (12) month period after the Separation Date (the “Restricted Period”) the Executive will not use his status with the Company to obtain goods or services from another organization on terms that would not be available to him in the absence of his relationship to the Company.

d.      During the Restricted Period, the Executive will not make any statement or perform any acts intended to or which the Executive knew or should have known would have the effect of advancing the interest of any existing or prospective competitors of the Company or in any way injuring the interest of the Company.

e.      During the Restricted Period, the Executive, without prior express written approval from the Company, will not engage with, or directly or indirectly own or hold proprietary interest in, manage, operate, or control or join or participate in the ownership, management, operation or control of, or furnish any capital to or be connected in any manner with, any party which directly competes with the business of the Company.  For the purposes of this Agreement, proprietary interest means legal or equitable ownership, whether through stock holding or otherwise, or an equity interest in a business, firm or entity or ownership of more than five percent (5%) of any class of equity interest in a publicly-held company and the term “affiliate” shall include all subsidiaries and licensees of the Company.

f.      During the Restricted Period, the Executive, without express written approval from the Company, will not solicit any clients of the Company for any existing business of the Company.

g.       During the Restricted Period, the Executive (acting on his own behalf, or for or through others) will not actively solicit or induce any employee of the Company to terminate their employment with the Company or engage in activities that directly compete with the business of the Company.

11.           The Executive acknowledges and agrees that the Company's obligation to make any payments under this Agreement shall cease upon any violation of Paragraph 10 above. The Company must first provide written notice to the Executive specifying the act which has violated Paragraph 10, and if such violation is not cured within fifteen (15) days, if capable of being cured, than the Company will inform the Executive of its termination of its post-employment payments.  The Executive agrees that the restrictions contained in Paragraph 10 are essential elements of this Agreement, and, but for the Executive's agreement to comply with such restrictions, the Company would not have entered into this Agreement.

12.           The Executive represents that upon the conclusion of the Transition Period he will certify that he has returned to the Company all Company property and equipment in his possession or control, including, but not limited to, computer equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, pagers, etc.),  customer information, customer lists, employee lists, Company files, notes, contracts, records, business plans, financial information, specifications, computer-recorded information, software, tangible property, identification badges and keys, and any other materials of any kind which contain or embody any proprietary or confidential material of the Company (and all reproductions thereof).  The Executive also represents that upon the conclusion of the Transition Period he will certify that he has left intact all electronic Company documents, including those that he developed or helped to develop during his employment.  The Executive further represents that he will certify that he has cancelled all accounts for his benefit, if any, in the Company's name including, but not limited to, credit cards, telephone charge cards, cellular phone accounts, pager accounts, and computer accounts, at the conclusion of the Transition Period. Notwithstanding the foregoing, the Company will assist Executive in making an electronic copy of his contact list in whatever format Executive reasonably requests.

13.          The Executive agrees that he will not, at any time, publicly disparage, criticize or ridicule the Company, nor make any negative public comments regarding the Company, its officers, employees, directors, products, services or business practices. The Company agrees that its officers, directors and authorized spokespersons will not at any time publicly disparage, criticize, or ridicule the Executive or make any negative public comments regarding the Executive.

14.          All amounts payable under this Agreement shall be subject to deduction for all federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation and any other required deductions.  The parties intend that all payments made under this Agreement comply with, or will be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, the regulations and other guidance there under and any state law of similar effect (collectively “Section 409A”) so that none of the payments or benefits will be subject to the adverse tax penalties imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be exempt.  Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.  Company shall have no liability to the Executive or to any other person if the payments and benefits provided in this Agreement that are intended to be exempt from or compliant with Section 409A are not so exempt or compliant. In no event will the Company reimburse Executive for any taxes or other penalties that may be imposed on Executive as a result of Section 409A, and Executive shall indemnify the Company for any liability therefor.

15.          This Agreement amicably resolves any issues between the parties and they agree that this Agreement shall neither be interpreted nor construed as an admission of any wrongdoing or liability on the part of the Executive or the Company.

16.          This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.  The Executive hereby submits to and acknowledges and recognizes the jurisdiction of the courts of the State of New York, or, if appropriate, a federal court located in New York (which courts, for purposes of this Agreement, are the only courts of competent jurisdiction) over any suit, action or other proceeding arising out of, under, or in connection with this Agreement or the subject matter hereof.

17.          The provisions of this Agreement are severable.  If any provision of this Agreement is held invalid or unenforceable, such provision shall be deemed deleted from this Agreement and such invalidity or unenforceability shall not affect any other provision of this Agreement, the balance of which will remain in and have its intended full force and effect; provided, however that if such invalid or unenforceable provision may be modified so as to be valid and enforceable as a matter of law, such provision shall be deemed to have been modified so as to be valid and enforceable to the maximum extent permitted by law.

18.          The Executive understands and agrees that he may have, and has had, at least twenty (21) calendar days from the date hereof to accept this Agreement.  The Executive acknowledges that he was advised by the Company to consult with an attorney of his own choosing concerning the waivers contained in and the terms of this Agreement, and that the waivers he has made and the terms he has agreed to herein are knowing, conscious and with full appreciation that he is forever foreclosed from pursuing any of the rights so waived.

19.          The Executive has seven (7) days after the execution of this Agreement within which he may revoke this Agreement.  In order to revoke this Agreement, the Executive must deliver to the Company’s Human Resources Department, with a copy to the Company’s General Counsel, on or before seven (7) days after the execution of this Agreement a letter stating that he is revoking this Agreement.

20.          This Agreement shall be binding on and shall inure to the benefit of the Executive's heirs, executors, administrators, representatives and assigns and the Company's successors in interest and assigns.  The Executive may not assign any of his rights or duties hereunder, except with the written consent of the Company.  The Executive covenants and represents that he has not assigned or attempted to assign any rights or claims he may have against the Company at any time prior to signing this Agreement.

21.          The Company will indemnify the Executive to the fullest extent permitted by the laws of Delaware in effect at that time, or the certificate of incorporation and by-laws of the Company, or any indemnification agreement between Executive and the Company, whichever affords the greater protection to the Executive.

22.          The parties agree that this Agreement contains the entire agreement between the parties and supersedes and cancels any and all prior agreement or understanding on the subjects covered herein, and no agreements, representations or statements of either party not contained in this Agreement shall bind that party.  Notwithstanding the foregoing, the Executive acknowledges that nothing herein supersedes any pre-existing duties of confidentiality, or the assignment of any invention or intellectual property or proprietary rights to the Company.  This Agreement can be modified only in writing signed by both parties.

IN WITNESS WHEREOF, the parties have executed this Agreement.

Executive		LivePerson, Inc.

By:	/s/ Timothy E. Bixby	By:	/s/ Robert P. LoCascio
	Timothy E. Bixby		Robert P. LoCascio

Date:	November 2, 2010	Date:	November 2, 2010

SCHEDULE A

TEMPLATE GENERAL RELEASE OF ALL CLAIMS

Pursuant to the Separation Agreement and General Release entered into by and between LivePerson, Inc. (the “Company”) and Timothy E. Bixby (the “Executive”), dated effective as of  November 2, 2010 (the “Separation Agreement”), Executive hereby enters into this General Release of All Claims (the “Release”).   In consideration of the severance payments and benefits set forth in Paragraph 3 of the Separation Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Executive hereby forever unconditionally and irrevocably releases and discharges the Company, and each and all of its direct and indirect affiliates, parents, subsidiaries (wholly-owned or not), members, branches, divisions, business units or groups, agencies, predecessors, successors and assigns, any employee benefit plans established or maintained by any of the foregoing entities and each and all of their current and former officers, directors, employees, trustees, plan administrators, agents, attorneys, representatives, partners, advisors and shareholders (collectively and individually, the “Released Parties”), from any and all claims, demands, causes of action, complaints, agreements, promises (express or implied), contracts, undertakings, covenants, guarantees  grievances, liabilities, damages, rights, obligations, expenses, debts and demands whatsoever, in law or equity, known or unknown, whether present or future, whether known or unknown, and of whatsoever kind or nature that the Executive, his heirs, executors, administrators, representatives and assigns ever had, now have or hereafter can, shall or may have, for, upon, or by reason of any alleged or actual matter, omission, act, cause or thing from the beginning of time until the date he signs this Release, including, but not limited to, those arising out of his employment or the termination thereof; provided, however, that the foregoing shall not release Company from  its continuing obligations set forth in the Separation Agreement.

The Executive understands and acknowledges that by signing this Release he is waiving and releasing any and all claims he may have concerning the terms and conditions of his employment and the termination of his employment including those prohibiting discrimination on the basis of age, sex, race, color, disability, religion, creed, national origin, ancestry, sexual orientation, gender expression, gender identity, handicap, marital status, citizenship or any other protected factor or characteristic, prohibiting discrimination for requesting or taking a family or medical leave, prohibiting discrimination with regard to benefits or any other terms and conditions of employment, or prohibiting retaliation in connection with any complaint or claim of alleged discrimination or harassment and that he intends to do so.  As such, this release includes, but is not limited to, any claims arising under Title VII of the 1964 Civil Rights Act, 42 U. S. C. § 2000e et seq.; the Age Discrimination in Employment Act, 29 U. S. C. § 621, et seq.; the Older Workers’ Benefit Protection Act, 29 U.S.C. §626(f), et seq.; the Americans with Disabilities Act, 42 U. S. C. § 12101 et seq.; the Employee Retirement and Income Security Act, 29 U. S. C. § 1001 et seq.; the Fair Labor Standards Act, as amended, 29 U.S.C. § 201 et seq.; the Family Medical Leave Act, 29 U.S.C. §§ 2601 et seq.; the New York State Human Rights Law, N.Y. Exec. Law § 290 et seq.; New York Equal Rights Law, N.Y. Civ. Rights Law § 40-c et seq.; New York Whistleblower Protection Law, N.Y. Lab. Law § 740 et seq.; New York Family Leave Law, N.Y. Lab. Law § 201-c; New York Equal Pay Law, N.Y. Lab. Law § 194; N.Y. Lab. Law § 215; the New York City Human Rights Law, Administrative Code of the City of New York, Section 8-101 et seq.; and any other federal or state constitutions, federal, state or local statutes, or any contract, quasi contract, common law or tort claims, whether known or unknown, suspected or unsuspected, concealed or hidden, or developed or undeveloped, up through the date of his execution of this Release.  The Executive further agrees that he will not institute or authorize any other party, governmental or otherwise, to institute any administrative or legal proceeding seeking compensation or damages on his behalf against the Released Parties relating to or arising out of any aspect of his employment or termination.

The Executive acknowledges and agrees that, as of the date of this Release, Executive has been paid all compensation (including without limitation any accrued but unused vacation or paid time off) for all of Executive’s service with the Company except for compensation owed to Executive pursuant to the provisions of the Separation Agreement.  The Executive represents that as of the date hereof he was not denied a request for leave, or retaliated against for taking leave under the Family and Medical Leave Act, 29 U.S.C. §§2601 et seq., at any time during his employment with the Company. Executive and the Company also hereby agree that nothing contained in this Release shall constitute or be treated as an admission of liability or wrongdoing or of any violation of law by the Company or the Executive.

This Release constitutes the entire agreement between the Executive and the Company with regard to the subject matter of this Release.  This Release supersedes any other agreements, representations or understandings, whether oral or written and whether express or implied, which relate to the subject matter of this Release other than the continuing obligations of Executive and Company that are set forth in the Separation Agreement.  The Executive understands and agrees that this Release may be modified only in a written document signed by the Executive and a duly authorized officer of the Company.

This Release shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.  The Executive hereby submits to and acknowledges and recognizes the jurisdiction of the courts of the State of New York, or, if appropriate, a federal court located in New York (which courts, for purposes of this Release, are the only courts of competent jurisdiction) over any suit, action or other proceeding arising out of, under, or in connection with this Release or the subject matter hereof.

The provisions of this Release are severable.  If any provision of this Release is held invalid or unenforceable, such provision shall be deemed deleted from this Release and such invalidity or unenforceability shall not affect any other provision of this Release, the balance of which will remain in and have its intended full force and effect.  However that if such invalid or unenforceable provision may be modified so as to be valid and enforceable as a matter of law, such provision shall be deemed to have been modified so as to be valid and enforceable to the maximum extent permitted by law.

By signing below, the Executive acknowledges that this Release affects substantial rights and that the Executive has been advised to consult with an attorney prior to execution of this Release.  The Executive further understands and acknowledges that the Executive has up to twenty-one (21) days following the Separation Date (as defined in Paragraph 1 of the Separation Agreement) to review this Release and to discuss it with an attorney of the Executive’s own choosing, at the Executive’s own expense, whether or not the Executive wishes to sign this Release.  Furthermore, the Executive understands and acknowledges that the Executive has seven (7) days after the Executive signs this Release during which time the Executive may revoke this Release.  If the Executive wishes to revoke this Release, the Executive may do so by delivering a letter of revocation to the Company’s Human Resources Department with a copy to the Company’s General Counsel, by 5 p.m. EST on the seventh (7) days after the Executive signs this Release.

Because of the revocation period, the Executive understands that this Release will not become effective or enforceable until the eighth (8th) day after the date the Executive signs this Release.

To accept this Release, the Executive must sign and date this Release and return it to the Company’s Human Resources Department with a copy to the Company’s General Counsel.

The Executive’s agreement with the terms of this Release is signified by the Executive’s signature below.  Furthermore, the Executive acknowledges that the Executive has read and understands this Release and that the Executive signs this Release of all claims voluntarily, with full appreciation that at no time in the future may the Executive pursue any of the rights that the Executive has waived in this Release.

Date:
By: Timothy E. Bixby